Exhibit 23.3

Consent of Baker Tilly Virchow Krause, LLP

Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on S-8 of RLJ Entertainment, Inc. (formerly known as Acorn Media Group, Inc. and Subsidiaries) of our report dated  April 10, 2013, with respect to the consolidated financial statements of Acorn Media Group, Inc. and Subsidiaries as of and for the year ended December 31, 2011 included in the Annual Report of RLJ Entertainment, Inc. on Form 10–K for the year ended December 31, 2012.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota
May 15, 2013